Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statements of Additional Information of Disciplined Small Cap Portfolio, which are included in Post-Effective Amendment No. 49 to the Registration Statement No. 811-05511 on Form N-1A of Variable Insurance Products Fund II.

/s/Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
December 15, 2005